                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                               ------------------

                                    FORM 8-K


                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported):  October 28, 1995



                               COMCAST CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


 Pennsylvania                        0-6983                         23-1709202
- ---------------                 ----------------                  --------------
(State or other                 (Commission file                  (IRS employer
jurisdiction of                      number)                      identification
incorporation)                                                          no.)



             1500 Market Street, Philadelphia, PA         19102-2148
            --------------------------------------------------------
            (Address of principal executive offices)      (Zip Code)




        Registrant's telephone number, including area code (215) 665-1700
                                                           --------------

Item 5.   Other Events.

     In October 1995, Comcast Corporation (the "Company") announced its agreement to purchase the cable television operations ("Scripps Cable") of The E.W. Scripps Company ("E.W. Scripps") in exchange for shares of the Company's Class A Special Common Stock, par value $1.00 per share (the "Class A Special Common Stock"), worth $1.575 billion (the "Base Consideration"), subject to certain closing adjustments (the "Scripps Transaction"). Scripps Cable, including an acquisition which closed in January 1996, passes approximately
1.2 million homes and serves approximately 800,000 subscribers, with over 60% of the subscribers located in Sacramento, California and Chattanooga and Knoxville, Tennessee. The purchase is expected to close in the third quarter of 1996, subject to shareholder and regulatory approval and certain other conditions.

     Concurrent with the announcement of the Scripps Transaction, the Company announced that its Board of Directors had authorized a market repurchase program pursuant to which the Company may purchase, at such times and on such terms as it deems appropriate, up to $500.0 million of its outstanding common equity securities, subject to certain restrictions and market conditions.

     Pursuant to the Agreement and Plan of Merger dated as of October 28, 1995 (the "Merger Agreement"), incorporated by reference herein, by and among the Company, E.W. Scripps, and Scripps Howard, Inc., a wholly owned subsidiary of E.W. Scripps, E.W. Scripps will distribute to its shareholders all assets other than Scripps Cable. Following such distribution, E.W. Scripps will be merged with and into the Company (the "Merger") and each share of E.W. Scripps common stock issued and outstanding immediately prior to the Merger will be converted into a portion of the shares of the Class A Special Common Stock to be paid as consideration in the Merger. Assuming that the closing adjustments made to the Base Consideration result in a $36.8 million increase in the purchase price (estimated solely for purposes of the unaudited pro forma condensed consolidated financial statements included herein), and assuming that the Class A Special Common Stock is valued, as described below, at $20.075 per share, the average closing price of the Class A Special Common Stock during a 20 trading day period ending shortly before the execution of the Merger Agreement, the Company would issue to E.W. Scripps shareholders an aggregate of approximately 80.3 million shares of Class A Special Common Stock in the Merger. Such shares would represent, in the aggregate, approximately 29.4% of the Class A Special Common Stock outstanding as of December 31, 1995, on a pro forma basis.

     For purposes of determining the number of shares of Class A Special Common Stock to be delivered in the Merger, such stock will be valued on the basis of the average closing price of the Class A Special Common Stock on The Nasdaq Stock Market for 15 trading days randomly selected from the 40 trading day period ending shortly before the closing date (the "Comcast Share Price"); provided that the Comcast Share Price will be no greater than $23.09 and, except as provided below, no less than $17.06. If the Comcast Share Price is below $17.06, E.W. Scripps has the right to terminate the Merger Agreement, subject to the right of the Company to increase the number of shares of Class A Special Common Stock to be delivered in the Merger to that number of shares that would have been delivered if the Comcast Share Price were not subject to the minimum price of $17.06 or to such lower number of shares as may be agreed to by E.W. Scripps.

          Although the Company believes the consummation of the Scripps Transaction is probable, no assurances can be given that the Scripps Transaction will occur at all or occur in the foregoing manner.

          This Current Report on Form 8-K supersedes the Company's Current Report on Form 8-K filed on December 19, 1995 in its entirety.


ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

     (a)  FINANCIAL STATEMENTS

          The Company's Unaudited Pro Forma Condensed Consolidated Financial Statements are included in this Report and are listed in the Index to Unaudited Pro Forma Financial Information included immediately after the Exhibit Index of this Report.

          The audited combined financial statements of Scripps Cable for the year ended December 31, 1995 are incorporated by reference from the Form 8-K/A(2) of The E.W. Scripps Company (commission file no. 1-16914) dated March 28, 1996.

     (b)  EXHIBITS

          EXHIBIT NO.

          10.1 Agreement and Plan of Merger, including certain exhibits thereto, dated as of October 28, 1995, by and among The E.W. Scripps Company, Scripps Howard, Inc. and Comcast Corporation (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K dated December 19, 1995).

          23.1      Consent of Deloitte & Touche LLP.

                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 10, 1996                                   COMCAST CORPORATION
                                                     By: /s/ Lawrence S. Smith
                                                        -----------------------
                                                        Lawrence S. Smith
                                                        Executive Vice President

                                  EXHIBIT INDEX

Exhibit No.                   Exhibit
- -----------                   -------

23.1           Consent of Deloitte & Touche LLP.

                               COMCAST CORPORATION
               INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


     Unaudited Pro Forma Financial Information                        F - 1

     Unaudited Pro Forma Condensed Consolidated
     Balance Sheet - December 31, 1995                                F - 2

     Unaudited Pro Forma Condensed Consolidated Statement
     of Operations for the Year Ended December 31, 1995               F - 3

     Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements                                             F - 4

                               UNAUDITED PRO FORMA
                              FINANCIAL INFORMATION


In February 1995, the Company and Tele-Communications, Inc. ("TCI") acquired all of the outstanding stock of QVC, Inc. ("QVC") not previously owned by them (the "QVC Acquisition") for approximately $1.4 billion in cash. In October 1995, the Company announced its agreement to purchase the cable television operations ("Scripps Cable") of The E.W. Scripps Company ("E.W. Scripps") in exchange for shares of the Company's Class A Special Common Stock worth $1.575 billion, subject to certain closing adjustments (the "Scripps Transaction"). For a further description of the QVC Acquisition, the Scripps Transaction and certain related transactions, see the notes to unaudited pro forma condensed consolidated financial statements.

The following unaudited pro forma condensed consolidated financial statements reflect the consolidated financial position of the Company and Scripps Cable as of December 31, 1995, and their, along with QVC's, consolidated operations for the year ended December 31, 1995. See the notes to unaudited pro forma condensed consolidated financial statements for a description of the assumptions used in preparing these unaudited pro forma condensed consolidated financial statements.

Although the Company believes consummation of the Scripps Transaction is probable, no assurances can be given that it will occur at all or occur in the manner assumed in the accompanying unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet assumes the Scripps Transaction occurred on December 31, 1995. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 assumes the QVC Acquisition and the Scripps Transaction occurred on January 1, 1995.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with: 1) the historical consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995; and 2) the historical combined financial statements of Scripps Cable for the year ended December 31, 1995 incorporated by reference herein.

The results presented in the unaudited pro forma condensed consolidated statement of operations are not necessarily indicative of the results which actually would have occurred had the QVC Acquisition and the Scripps Transaction occurred on the dates indicated or which may result in the future.

                               COMCAST CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)


                                                                           (D)
                                                       The Company    Scripps Cable   Pro Forma                    The Company
                                                       Historical      Historical    Adjustments                    Pro Forma
                                                       -----------    -------------  -----------                   -----------

ASSETS

Current Assets
  Cash, cash equivalents and
    short-term investments                             $  910,043       $  3,085     $                            $   913,128
  Accounts receivable, net                                390,698         12,107                                      402,805
  Inventories, net                                        243,447         12,822                                      256,269
  Prepaid charges and other                                49,671            446                                       50,117
  Deferred income taxes                                    59,799          5,421                                       65,220
                                                       ----------       --------     ----------                   -----------
    Total current assets                                1,653,658         33,881                                    1,687,539

Investments, principally in affiliates                    906,383                                                     906,383

Property and Equipment, net                             1,643,602        294,557        328,540  (E.1.,2.)          2,266,699

Deferred Charges, net                                   5,376,665         94,135      1,473,512  (E.2.,3.,7.)       6,944,312
                                                       ----------       --------     ----------                   -----------
                                                       $9,580,308       $422,573     $1,802,052                   $11,804,933
                                                       ----------       --------     ----------                   -----------
                                                       ----------       --------     ----------                   -----------

LIABILITIES AND STOCKHOLDERS'
  (DEFICIENCY) EQUITY

Current Liabilities
  Accounts payable and accrued expenses              $  1,036,666       $ 35,274       ($3,880) (E.4.)           $  1,068,060
  Current portion of long-term debt                        85,403                                                      85,403
                                                       ----------       --------     ----------                   -----------
    Total current liabilities                           1,122,069         35,274        (3,880)                     1,153,463

Long-term Debt, less current portion                    6,943,766                                                   6,943,766

Due to Affiliates                                                        312,737       (312,737) (E.4.)

Deferred Income Taxes                                   1,517,995         80,193        500,594  (E.7.)             2,098,782

Minority Interest and Other                               824,129          9,325         (8,700) (E.4.)               824,754

Stockholders' (Deficiency) Equity
  Common stock                                            239,338          1,801         78,489  (E.5.,6.)            319,628
  Additional capital                                      843,113         35,144      1,496,385  (E.5.,6.)          2,374,642
  Accumulated deficit                                  (1,914,292)       (51,901)        51,901  (E.6.)            (1,914,292)
  Unrealized gains on marketable securities                22,210                                                      22,210
  Cumulative translation adjustments                      (18,020)                                                    (18,020)
                                                       ----------       --------     ----------                   -----------

    Total stockholders' (deficiency) equity              (827,651)       (14,956)     1,626,775                       784,168
                                                       ----------       --------     ----------                   -----------
                                                       $9,580,308       $422,573     $1,802,052                   $11,804,933
                                                       ----------       --------     ----------                   -----------
                                                       ----------       --------     ----------                   -----------


See notes to unaudited pro forma condensed consolidated financial statements.

                               COMCAST CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                         QVC
                                                       The Company         QVC        Pro Forma
                                                       Historical      Historical    Adjustments
                                                       -----------     ----------    -----------

Revenues, net                                          $3,362,946       $131,469        ($1,095) (B.1.)
                                                       ----------       --------       --------

Operating, Selling, General and
 Administrative Expenses and Cost of Goods Sold         2,344,103        108,044           (469) (B.1.)
Depreciation and Amortization                             689,052          5,001          4,781  (B.2.)
                                                       ----------       --------       --------
                                                        3,033,155        113,045          4,312
                                                       ----------       --------       --------

Operating Income                                          329,791         18,424         (5,407)

Investment (Income) Expense
 Interest expense                                         524,727            125         12,256  (B.3.)
 Investment income                                       (229,848)        (1,634)           348  (B.4.)
 Equity in net losses of affiliates                        86,618          2,285          5,480  (B.5.)
 Other                                                     (6,296)
                                                       ----------       --------       --------
                                                          375,201            776         18,084
                                                       ----------       --------       --------

(Loss) Income Before Income Tax Expense
 and Minority Interest                                    (45,410)        17,648        (23,491)

Income Tax Expense                                         42,171          8,055         (8,134) (B.6.)
Minority Interest                                         (49,732)                         (802) (B.7.)
                                                       ----------       --------       --------

(Loss) Income from Continuing Operations                 ($37,849)        $9,593       ($14,555)
                                                       ----------       --------       --------
                                                       ----------       --------       --------

Loss from Continuing Operations Per Share                  ($0.16)
                                                       ----------
                                                       ----------

Weighted Average Number of the Company's
 Common Shares Outstanding During the Period              239,679
                                                       ----------
                                                       ----------


                                                       The Company         (D)                                     The Company
                                                        Pro Forma                    Scripps Cable                  Pro Forma
                                                          with        Scripps Cable    Pro Forma                  with QVC and
                                                           QVC         Historical     Adjustments                 Scripps Cable
                                                       ----------     -------------  -------------                -------------

Revenues, net                                          $3,493,320       $279,482          ($766) (E.8.)            $3,772,036
                                                       ----------       --------       --------                    ----------

Operating, Selling, General and
 Administrative Expenses and Cost of Goods Sold         2,451,678        162,810           (766) (E.8.)             2,613,722
Depreciation and Amortization                             698,834         54,099        134,814  (E.9.)               887,747
                                                       ----------       --------       --------                    ----------
                                                        3,150,512        216,909        134,048                     3,501,469
                                                       ----------       --------       --------                    ----------
Operating Income                                          342,808         62,573       (134,814)                      270,567

Investment (Income) Expense
 Interest expense                                         537,108         35,258        (34,915) (E.10.)              537,451
 Investment income                                       (231,134)                                                   (231,134)
 Equity in net losses of affiliates                        94,383                                                      94,383
 Other                                                     (6,296)        (2,288)                                      (8,584)
                                                       ----------       --------       --------                    ----------
                                                          394,061         32,970        (34,915)                      392,116
                                                       ----------       --------       --------                    ----------

(Loss) Income Before Income Tax Expense
 and Minority Interest                                    (51,253)        29,603        (99,899)                     (121,549)

Income Tax Expense                                         42,092         11,913        (31,037) (E.11.)               22,968
Minority Interest                                         (50,534)                                                    (50,534)
                                                       ----------       --------       --------                    ----------

(Loss) Income from Continuing Operations                 ($42,811)       $17,690       ($68,862)                     ($93,983)
                                                       ----------       --------       --------                    ----------
                                                       ----------       --------       --------                    ----------

Loss from Continuing Operations Per Share                  ($0.18)                                                     ($0.29)
                                                       ----------                                                  ----------
                                                       ----------                                                  ----------
Weighted Average Number of the Company's
 Common Shares Outstanding During the Period              239,679                        80,290  (E.12.)              319,969
                                                       ----------                      --------                    ----------
                                                       ----------                      --------                    ----------



See notes to unaudited pro forma condensed consolidated financial statements.

                        NOTES TO UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

QVC

A.   SUMMARY OF TRANSACTIONS

     In February 1995, the Company and Tele-Communications, Inc. ("TCI") acquired all of the outstanding stock of QVC, Inc. and its subsidiaries ("QVC") not previously owned by them (approximately 65% of such shares on a fully diluted basis) for $46, in cash, per share (the
     "QVC Acquisition"), representing a total cost of approximately $1.4 billion. The QVC Acquisition, including the exercise of certain warrants held by the Company, was financed with cash contributions from the Company (see below) and TCI of $296.3 million and $6.6 million, respectively, borrowings of $1.1 billion under a $1.2 billion QVC credit facility and existing cash and cash equivalents held by QVC. Following the acquisition, the Company and TCI own, through their respective subsidiaries, 57.45% and 42.55%, respectively, of QVC.
     The Company, through a management agreement, is responsible for the day to day operations of QVC. The Company has accounted for the QVC Acquisition under the purchase method of accounting and QVC was consolidated with the Company effective February 1, 1995. QVC's historical results of operations included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 represents QVC's historical results of operations for the month ended January 31, 1995.

     In January 1995, the Company exchanged its investments in Heritage Communications, Inc. ("Heritage") with TCI for approximately 13.3 million publicly-traded Class A common shares of TCI with a fair market value of approximately $290.0 million. Shortly thereafter, the Company sold approximately 9.1 million unrestricted TCI shares for total proceeds of approximately $188.0 million (collectively, the "Heritage Transaction"). As a result of these transactions, the Company recognized a pre-tax gain of $141.0 million in 1995.

     The Company's cash contribution in connection with the QVC Acquisition was funded, in part, by the cash proceeds from the Heritage Transaction, along with a borrowing of $80.0 million under a subsidiary's credit facility.

 B.  PRO FORMA ADJUSTMENTS

     The following adjustments and elimination entries have been made to the unaudited pro forma condensed consolidated statement of operations to reflect the QVC Acquisition:

     1.   Elimination of commissions and other payments by QVC to the Company.

     2. Represents additional depreciation and amortization expense resulting from the increased fair market value of the assets acquired in excess of their historical book values and amortization of goodwill arising from the acquisition. Depreciation expense is based on a weighted average property and equipment life of approximately 7 years. Amortization expense assumes a life of 30 years for goodwill and 10 years for cable television distribution rights. Debt issuance costs are amortized over the term of the related debt.

     3. Represents the increase in interest expense due to the incurrence of additional long-term indebtedness, at a weighted average interest rate of 8.3%.

     4. Elimination of interest income on the Company's notes receivable from Heritage, which were exchanged for TCI Shares in connection with the Heritage Transaction.

     5. Elimination of the Company's historical equity in the net income of QVC. The Company historically accounted for its investment in QVC under the equity method of accounting from January 1, 1994 through the date of the QVC Acquisition.

     6. Represents the adjustments to the tax provision resulting from the pro forma adjustments.

     7. Represents the minority interest resulting from TCI's 42.55% interest in QVC.

SCRIPPS CABLE

C.   SUMMARY OF TRANSACTIONS

     In October 1995, the Company announced its agreement to purchase the cable television operations ("Scripps Cable") of The E.W. Scripps Company ("E.W. Scripps") in exchange for shares of the Company's Class A Special Common Stock, par value $1.00 per share (the "Class A Special Common Stock"), worth $1.575 billion (the "Base Consideration"), subject to certain closing adjustments (the "Scripps Transaction"). Scripps Cable, including an acquisition which closed in January 1996, passes approximately
     1.2 million homes and serves approximately 800,000 subscribers, with over 60% of the subscribers located in Sacramento, California and Chattanooga and Knoxville, Tennessee. The purchase is expected to close in the third quarter of 1996, subject to shareholder and regulatory approval and certain other conditions.

     Concurrent with the announcement of the Scripps Transaction, the Company announced that its Board of Directors had authorized a market repurchase program (the "Repurchase Program") pursuant to which the Company may purchase, at such times and on such terms as it deems appropriate, up to $500.0 million of its outstanding common equity securities, subject to certain restrictions and market conditions. The unaudited pro forma condensed consolidated financial statements do not reflect the pro forma effects of any transactions associated with the Repurchase Program subsequent to December 31, 1995.

     Pursuant to the Agreement and Plan of Merger dated as of October 28, 1995 (the "Merger Agreement"), incorporated by reference herein, by and among the Company, E.W. Scripps and Scripps Howard, Inc., a wholly owned subsidiary of E.W. Scripps, E.W. Scripps will distribute to its shareholders all assets other than Scripps Cable. Following such distribution, E.W. Scripps will be merged with and into the Company (the "Merger") and each share of E.W. Scripps common stock issued and outstanding immediately prior to the Merger will be converted into a portion of the shares of the Class A Special Common Stock to be paid as consideration in the Merger. Assuming that the closing adjustments made to the Base Consideration result in a $36.8 million increase in the purchase price (estimated solely for purposes of the unaudited pro forma condensed consolidated financial statements), and assuming that the Class A Special Common Stock is valued, as described below, at $20.075 per share, the average closing price of the Class A Special Common Stock during a 20 trading day period ending shortly before the execution of the Merger Agreement, the Company would issue to E.W. Scripps shareholders an aggregate of approximately 80.3 million shares of Class A Special Common Stock in the Merger. Such shares would represent, in the aggregate, approximately 29.4% of the Class A Special Common Stock outstanding as of December 31, 1995, on a pro forma basis.

     For purposes of determining the number of shares of Class A Special Common Stock to be delivered in the Merger, such stock will be valued on the basis of the average closing price of the Class A Special Common Stock on The Nasdaq Stock Market for 15 trading days randomly selected from the 40 trading day period ending shortly before the closing date (the "Comcast Share Price"); provided that the Comcast Share Price will be no greater than $23.09 and, except as provided below, no less than $17.06. If the Comcast Share Price is below $17.06, E.W. Scripps has the right to terminate the Merger Agreement, subject to the right of the Company to increase the number of shares of Class A Special Common Stock to be delivered in the Merger to that number of shares that would have been delivered if the Comcast Share Price were not subject to the minimum price of $17.06 or to such lower number of shares as may be agreed to by E.W. Scripps.

     An indirect subsidiary of E.W. Scripps completed the acquisition (the "Mid-Tenn Purchase") of the assets of the Mid-Tennessee Cable Limited Partnership ("Mid-Tenn"), whose cable television operations serve approximately 34,000 subscribers in Athens, Greenbrier and Harriman, Tennessee, for approximately $62.5 million in January 1996. Under the terms of the Merger Agreement, a portion of the Base Consideration is attributable to the Mid-Tenn Purchase. The assets acquired in the Mid-Tenn Purchase will be included in the assets of Scripps Cable to be acquired by the Company.

     Although the Company believes the consummation of the Scripps Transaction is probable, no assurances can be given that the Scripps Transaction will occur at all or occur in the manner assumed in the accompanying unaudited pro forma condensed consolidated financial statements.

D.   BASIS OF PRESENTATION

     E.W. Scripps has historically been the holding company for its cable television businesses along with other operations. As noted above, in the Merger Agreement, E.W. Scripps intends to remove its non-cable television businesses through a distribution to its shareholders prior to the closing date. Accordingly, when the Company acquires E.W. Scripps, it will only be purchasing Scripps Cable.

     The historical combined financial statements of Scripps Cable included in the unaudited pro forma condensed consolidated financial statements represent the net assets that the Company will be acquiring and exclude the assets, liabilities and results of operations of the non-cable television operations of E.W. Scripps.

E.   PRO FORMA ADJUSTMENTS

     The following adjustments and elimination entries have been made to the unaudited pro forma condensed consolidated balance sheet to reflect the Scripps Transaction:

     1. Represents the estimated fair value of the property and equipment to be acquired in the Scripps Transaction in excess of the historical book value of such property and equipment ($316.0 million). The estimated fair value of the acquired property and equipment is subject to adjustment upon receipt by the Company of an independent appraisal of Scripps Cable.

     2. Represents the estimated fair values of the property and equipment ($12.5 million) and deferred charges ($50.0 million) acquired by E.W. Scripps in the Mid-Tenn Purchase, which closed in January 1996. Mid-Tenn's other assets and liabilities and its results of operations are not significant to the Company. The estimated fair value of the property and equipment and deferred charges acquired by E.W. Scripps in the Mid-Tenn Purchase is subject to certain adjustments.

     3. Represents the allocation of the total consideration in the Scripps Transaction to deferred charges ($922.9 million), principally to franchise acquisition costs and subscriber lists. The purchase price allocation is subject to adjustment upon receipt by the Company of an independent appraisal of Scripps Cable.

     4. Represents the elimination of certain liabilities which will not be assumed by the Company in the Scripps Transaction pursuant to the terms of the Merger Agreement (primarily income taxes payable, accruals for commitments and contingencies and amounts payable by Scripps Cable to E.W. Scripps) ($325.3 million in total).

     5. Represents the par value of the Class A Special Common Stock to be issued by the Company for Scripps Cable ($80.3 million) and the related additional capital ($1.532 billion), assuming that the closing adjustments made to the Base Consideration result in a $36.8 million increase in the purchase price (estimated solely for purposes of the unaudited pro forma condensed consolidated financial statements), and assuming a Comcast Share Price of $20.075 per share.

     6.   Represents the elimination of Scripps Cable's historical equity.


     7. Represents goodwill and deferred income taxes resulting from differences in the book and tax bases of the assets of Scripps Cable arising from the acquisition ($500.6 million).

     The following adjustments and elimination entries have been made to the unaudited pro forma condensed consolidated statement of operations to reflect the Scripps Transaction:

     8.   Represents the elimination of commissions paid by QVC to Scripps
          Cable.

     9. Represents additional depreciation and amortization expense resulting from the increased fair market value of the assets acquired in excess of their historical book values and amortization of goodwill arising from the acquisition, offset, in part, by the elimination of Scripps Cable's historical goodwill amortization. Depreciation expense is based on a weighted average property and equipment life of approximately 10 years. Property and equipment of Scripps Cable principally consists of operating facilities, which is typically depreciated over a period of 12 years by the Company. Amortization expense is based on an average life for deferred charges and goodwill of 12 and 20 years, respectively.

     10. Represents the elimination of Scripps Cable's historical interest expense on balances due to affiliates.

     11. Represents the adjustments to the tax provision resulting from the pro forma adjustments.

     12. Represents the additional shares of Class A Special Common Stock to be issued in connection with the Scripps Transaction.